As filed with the Securities and Exchange Commission
                           on August 14, 1996
                                           Registration No. ____________
- ------------------------------------------------------------------------

                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                             ---------------


                                FORM S-8

                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933


                             ---------------


                          THE DIAL CORPORATION
         (Exact name of registrant as specified in its charter)

            Delaware                             51-0374887
  (State or other jurisdiction of              (I.R.S. Employer
   incorporation or organization)            Identification Number)

      Dial Tower, Phoenix, Arizona                    85077
(Address of Principal Executive Offices)            (Zip Code)



          THE DIAL CORPORATION 401(k) PLAN FOR HOURLY EMPLOYEES
                          (Full title of plan)

                             ---------------


                           William A. Arbitman
                        Associate General Counsel
                          The Dial Corporation
                               Dial Tower
                         Phoenix, Arizona 85077
                 (Name and address of agent for service)

                             (602) 207-2800
                 (Telephone number, including area code,
                          of agent for service)

                             ---------------

                     CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------

 Title of    Amount    Proposed Maximum  Proposed Maximum
Securities   to be      Offering Price       Aggregate      Amount of
  to be    Registered     Per Share       Offering Price   Registration
Registered     (1)           (2)                (2)             Fee
- ------------------------------------------------------------------------

Common       50,000       $14.1875           $709,375         $244.61
Stock
$0.01 par
value (1)(2)
- ------------------------------------------------------------------------

(1) Represents maximum aggregate number of shares of Common Stock issuable under the Plan that are covered by this Registration Statement pursuant to Rule 457(h). This Registration Statement also pertains to Rights to purchase shares of Junior Participating Preferred Stock of the Registrant (the "Rights"). One Right is included with each share of Common Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred along with and only with such securities. Thereafter, separate Rights certificates will be issued representing one Right for each share of Common Stock held, subject to adjustment pursuant to antidilution provisions.

(2) The amounts are based upon the average of the high and low sale prices for the Common Stock as reported on the New York Stock Exchange on August 8, 1996, and are used solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

                              PART I

                INFORMATION REQUIRED IN PROSPECTUS

     The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC").

                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.
          ---------------------------------------

     The following documents previously filed by The Dial
Corporation (the "Corporation") with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

     (1) Registration Statement No. 1-11793 of the Corporation on Form 10 declared effective by the SEC on July 30, 1996 (the
"Form 10").

     (2)  The Annual Report on Form 11-K filed by The Dial
Consumer Products Group 401(k) Plan--Fort Madison and Aurora for the year ended December 31, 1995.

     (3) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (1) above.

     (4) The description of the Corporation's Common Stock contained in the Corporation's Form 10.

     (5) The description of the Corporation's Rights contained in the Corporation's Form 10.

     In addition, all documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.
          -------------------------

     Not Applicable.

Item 5.   Interests of Named Experts and Counsel.
          --------------------------------------

     The legality of the securities offered pursuant to this Registration Statement has been passed upon for the Corporation by Peter J. Novak, Vice President and General Counsel of the Corporation. Mr. Novak will own shares of Common Stock of the Corporation.

Item 6.   Indemnification of Directors and Officers.
          -----------------------------------------

     The Restated Certificate of Incorporation ("Certificate of Incorporation") provides that a director of the Corporation will not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law ("DGCL"), which concerns unlawful payments of dividends, stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

     While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty.
Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate of Incorporation described above apply to an officer of the Corporation only if he or she is a director of the Corporation and is acting in his or her capacity as director, and do not apply to officers of the Corporation who are not directors.

     The Certificate of Incorporation provides that each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Corporation, in accordance with the Bylaws, to the fullest extent permitted from time to time by the DGCL, as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Corporation may, by action of the Board of Directors of the Corporation (the "Board"), provide indemnification to employees and agents of the Corporation, and to persons serving as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Corporation, with the same scope and effect as the foregoing indemnification of directors and officers. The Corporation may be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Certificate of Incorporation or otherwise by the Corporation. In addition, the Corporation may enter into one or more agreements with any person providing for indemnification greater or different than that provided in the Certificate of Incorporation.

     The Bylaws of the Corporation (the "Bylaws") provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, will be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL as the same exists or may in the future be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators; provided, however, except as described in the second following paragraph with respect to Proceedings to enforce rights to indemnification, the Corporation will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board.

     Pursuant to the Bylaws, to obtain indemnification, a claimant is to submit to the Corporation a written request for indemnification. Upon such written request by a claimant, a determination, if required by applicable law, with respect to the claimant's entitlement to indemnification will be made, if requested by the claimant, by independent legal counsel, or if the claimant does not so request, by the Board by a majority vote of the disinterested directors even though less than a quorum or, if there are no disinterested directors or the disinterested directors so direct, by independent legal counsel in a written opinion to the Board, or if the disinterested directors so direct, by the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by independent legal counsel at the request of the claimant, the independent legal counsel will be selected by the Board unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a change of control, in which case the independent legal counsel will be selected by the claimant unless the claimant requests that such selection be made by the Board.

     Pursuant to the Bylaws, if a claim described in the preceding paragraph is not paid in full by the Corporation within thirty days after a written claim pursuant to the preceding paragraph has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including the disinterested directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including the disinterested directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. However, the Corporation will be bound by a determination pursuant to the procedures set forth in the Bylaws that the claimant is entitled to indemnification in any suit brought by a claimant pursuant to the Bylaws.

     The Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws permit the Corporation to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Corporation effective August 15, 1996, has obtained directors' and officers' liability insurance providing coverage to its directors and officers. In addition, the Bylaws authorize the Corporation, to the extent authorized from time to time by the Board, to grant rights to indemnification and rights to be paid by the Corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of the Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     The Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by the Corporation the expenses incurred in defending any Proceeding in advance of its final disposition, except that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

     It is anticipated that the Corporation will authorize indemnification agreements for each of the Corporation's directors (each, an "Indemnification Agreement," and, collectively, the "Indemnification Agreements"). The Indemnification Agreements will, among other things, require the Corporation to indemnify the officers and directors to the fullest extent permitted by law, and to advance to the directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Corporation must also indemnify and advance all expenses incurred by directors seeking to enforce their rights under the Indemnification Agreements, and cover directors under the Corporation's directors' liability insurance. Although the Indemnification Agreements will offer substantially the same scope of coverage afforded by provisions in the Certificate of Incorporation and the Bylaws, they provide greater assurance to directors that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board or by the stockholders to eliminate the rights provided, an action that is possible with respect to the relevant provisions of the Bylaws, at least as to prospective elimination of such rights.

     There has not been in the past and there is not presently pending any litigation or proceeding involving a director, officer, employee or agent of the Corporation in which indemnification would be required or permitted by the new Indemnification Agreements. In addition, the Board is not aware of any threatened litigation or proceeding which may result in a claim for indemnification under any Indemnification Agreement.

     The DGCL provides that a contract between a corporation and a director thereof is not void or voidable solely because the interested director is present at the meeting authorizing the contract if the material facts relating to the contract are known to the board of directors and the board of directors in good faith authorizes the contract by the affirmative vote of a majority of the disinterested directors, or the material facts relating to the contract are known to the stockholders and the stockholders in good faith authorize the contract, or the contract is fair to the corporation at the time it is authorized or approved.

Item 7.   Exemption from Registration Claimed.
          -----------------------------------

     Not Applicable.



Item 8.   Exhibits.
          --------

Exhibit
Number         Description
- -------        -----------

4.1       -    Restated Certificate of Incorporation of the
               Registrant filed as Exhibit 3a to Form 10.*

4.2       -    Bylaws of the Registrant filed as Exhibit 3b to
               Form 10.*

4.3       -    The Dial Corporation 401(k) Plan for Hourly
               Employees.

4.4       -    Rights Agreement between the Registrant and the
               Rights Agent named therein filed as Exhibit 4 to Form 10.*

5         -    Opinion of the Registrant's General Counsel as to
               the legality of securities offered under The Dial
               Corporation Capital Accumulation Plan.

23.1      -    Consent of Independent Auditors, Deloitte & Touche
               LLP.

23.2      -    Consent of Counsel (contained in the Opinion of
               the Registrant's General Counsel, Exhibit 5 hereto).

24        -    Power of Attorney (included on signature page of
               this Registration Statement).

- ---------------------------------
*    Incorporated herein by reference.


Item 9.   Undertakings.
          ------------

     (a)  The Corporation hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)    To include any prospectus required by
          Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
          Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Experts
- -------

     The financial statements incorporated in this Registration Statement on Form S-8 by reference from the Corporation's Registration Statement on Form 10 and the Annual Report on Form 11-K of the Dial Consumer Products Group 401(k) Plan for Hourly Employees at Ft. Madison and Aurora for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
                              SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, and State of Arizona, on the 7th day of August, 1996.

                                   THE DIAL CORPORATION

                                   By:  /s/  L.G. Lemon
                                             President

                           POWER OF ATTORNEY
     Each person whose signature appears below hereby authorizes and appoints Ronald G. Nelson, as his attorney-in-fact, with full power of substitution and resubstitution, to sign and file on his or her behalf individually and in each such capacity stated below any and all amendments and post-effective amendments to this Registration Statement, as fully as such person could do in person, hereby verifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                    Title                         Date
- ----------                    -----                         ----

Principal Executive
Officer

/s/  L.G. Lemon               Director and President        8/7/96

Principal Financial
and Accounting Officer

/s/  Ronald G. Nelson         Vice President-Finance        8/7/96
                              and Treasurer

DIRECTORS:

/s/  F.G. Emerson                                           8/7/96


/s/  P.J. Novak                                             8/7/96
                               THE PLAN

     Pursuant to the requirements of the Securities Act of 1933, the Plan Administrators have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 7th day of August, 1996.


                                   THE DIAL CORPORATION 401(k) PLAN
                                   FOR HOURLY EMPLOYEES

                                   By:  /s/  Bernhard J. Welle